Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

By And Between

STATE BANK FINANCIAL CORPORATION

(Buyer)

and

GEORGIA-CAROLINA BANCSHARES, INC.

(Seller)

Dated as of

June 23, 2014

TABLE OF CONTENTS

Page

LIST OF EXHIBITS		5
AGREEMENT AND PLAN OF MERGER		6
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		6
1.1	Merger.	7
1.2	Time and Place of Closing.	7
1.3	Effective Time.	7
1.4	Restructure of Transaction	7
1.5	Articles of Incorporation.	7
1.6	Bylaws.	8
1.7	Directors and Officers.	8
ARTICLE 2 MANNER OF CONVERTING SHARES		8
2.1	Effect on Seller Common Stock.	8
2.2	Exchange Procedures.	9
2.3	Effect on Buyer Common Stock.	11
2.4	Seller Options.	11
2.5	Rights of Former Seller Shareholders.	12
2.6	Fractional Shares.	12
2.7	Dissenting Shareholders.	12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		12
3.1	Organization, Standing, and Power.	12
3.2	Authority of Seller; No Breach By Agreement.	13
3.3	Capital Stock.	14
3.4	Seller Subsidiaries.	15
3.5	Exchange Act Filings; Securities Offerings; Financial Statements.	16
3.6	Absence of Undisclosed Liabilities.	17
3.7	Absence of Certain Changes or Events.	18
3.8	Tax Matters.	18
3.9	Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.	20
3.10	Assets.	21
3.11	Intellectual Property.	22
3.12	Environmental Matters.	23
3.13	Compliance with Laws.	24
3.14	Labor Relations.	25
3.15	Employee Benefit Plans	26
3.16	Material Contracts.	29
3.17	Privacy of Customer Information.	30
3.18	Legal Proceedings.	30
3.19	Reports.	30
3.20	Books and Records.	31

3.21	Loans.	31
3.22	Loans to, and Transactions with, Executive Officers and Directors.	33
3.23	Regulatory Matters.	33
3.24	State Takeover Laws.	34
3.25	Brokers and Finders; Opinion of Financial Advisor.	34
3.26	Board Recommendation.	34
3.27	Statements True and Correct.	34
3.28	Delivery of Seller Disclosure Memorandum.	35
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		35
4.1	Organization, Standing, and Power.	35
4.2	Authority; No Breach By Agreement.	35
4.3	Capital Stock.	36
4.4	Exchange Act Filings; Financial Statements.	36
4.5	Absence of Undisclosed Liabilities.	37
4.6	Absence of Certain Changes or Events.	38
4.7	Reports.	38
4.8	Brokers and Finders.	38
4.9	Certain Actions.	38
4.10	Available Consideration.	38
4.11	Intellectual Property.	38
4.12	Environmental Matters.	39
4.13	Legal Proceedings.	40
4.14	Regulatory Matters.	40
4.15	Compliance with Laws.	42
4.16	Statements True and Correct.	42
ARTICLE 5 CONDUCT OF BUSINESS PENDING CONSUMMATION		43
5.1	Affirmative Covenants of Seller and Buyer.	43
5.2	Negative Covenants of Seller.	43
5.3	Adverse Changes in Condition.	47
5.4	Reports.	47
ARTICLE 6 ADDITIONAL AGREEMENTS		47
6.1	Shareholder Approvals.	47
6.2	Registration of Buyer Common Stock.	49
6.3	Other Offers, etc.	50
6.4	Consents of Regulatory Authorities.	51
6.5	Agreement as to Efforts to Consummate.	51
6.6	Investigation and Confidentiality.	51
6.7	Press Releases.	52
6.8	Charter Provisions.	52
6.9	Employee Benefits and Contracts.	53
6.10	Section 16 Matters.	55
6.11	Indemnification.	55

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		57
7.1	Conditions to Obligations of Each Party.	57
7.2	Conditions to Obligations of Buyer.	58
7.3	Conditions to Obligations of Seller.	60
ARTICLE 8 TERMINATION		61
8.1	Termination.	61
8.2	Effect of Termination	62
8.3	Termination Fee.	62
8.4	Non-Survival of Representations and Covenants.	63
ARTICLE 9 MISCELLANEOUS		63
9.1	Definitions.	63
9.2	Expenses.	74
9.3	Entire Agreement.	74
9.4	Amendments.	74
9.5	Waivers.	74
9.6	Assignment.	75
9.7	Notices.	75
9.8	Governing Law.	76
9.9	Counterparts.	76
9.10	Captions; Articles and Sections.	76
9.11	Interpretations.	76
9.12	Enforcement of Agreement.	76
9.13	Severability.	76

LIST OF EXHIBITS

Exhibit	Description

A	Form of Non-Compete Agreement

B	Form of Stock Option Cash-Out Agreement

C	Form of Support Agreement

D	Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 23, 2014 is by and between State Bank Financial Corporation (“Buyer”), a Georgia corporation and registered bank holding company for State Bank and Trust Company, a Georgia state-chartered bank (“State Bank”), and Georgia-Carolina Bancshares, Inc. (“Seller”), a Georgia corporation and registered bank holding company for First Bank of Georgia, a Georgia state-chartered bank (“First Bank”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 9.1 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of each of Buyer and Seller have: (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated thereby are consistent with and in furtherance of their respective business strategies; and (iii) adopted this Agreement and, in the case of Seller, recommended approval of this Agreement to its shareholders;

WHEREAS, in accordance with the terms of this Agreement, Seller will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of Seller have entered into a voting agreement with Buyer dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Seller Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the transaction described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1     Merger.

(a)     Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer pursuant to and with the effect provided in Section 14-2-1106 of the GBCC, and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. As of the Effective Time, the separate corporate existence of Seller shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted by the respective boards of directors of Seller and Buyer.

(b)     At the Effective Time, First Bank shall become a wholly-owned subsidiary of Buyer, retaining its separate charter as a Georgia state bank.

1.2     Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3     Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of Georgia (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law; provided, however, the Parties acknowledge and agree that notwithstanding the above, the Effective Time shall occur no earlier than January 1, 2015 unless otherwise mutually agreed upon in writing by the authorized officers of each Party.

1.4     Restructure of Transaction.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on First Bank or Seller. In such event, Buyer will give written notice to Seller in the manner provided in Section 9.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5     Articles of Incorporation.

(a)     The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

(b)     The Articles of Incorporation of First Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of First Bank from and after the Effective Time until otherwise duly amended or repealed.

1.6     Bylaws.

(a)     The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

(b)     The Bylaws of First Bank in effect immediately prior to the Effective Time shall be the Bylaws of First Bank from and after the Effective Time until otherwise duly amended or repealed.

1.7     Directors and Officers.

(a)     The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b)     On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCC and the Articles of Incorporation and Bylaws of First Bank, Buyer, as the sole shareholder of First Bank, shall cause the Board of Directors of First Bank to be comprised of (a) the fifteen (15) directors of First Bank serving immediately prior to the Merger, and (b) one additional person who shall become a director of First Bank who shall be J. Thomas Wiley Jr. The officers of First Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of First Bank from and after the Effective Time in accordance with First Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(c)     On the Closing Date and as soon as reasonably practicable following the Effective Time, Buyer shall take all action necessary, including, but not limited to, the amendment of the Bylaws of Buyer or the adoption of a resolution to increase the size of the Board of Directors of Buyer by one member, to appoint one person who served as a director of Seller immediately prior to the Merger to the Board of Directors of Buyer, such person to be determined by Buyer, and to cause such individual to be nominated as a Board of Directors nominee for election by the shareholders to the Board of Directors of the Buyer at the next annual meeting of the shareholders of the Buyer following such individual’s appointment to the Board of Directors of the Buyer.

Article 2
MANNER OF CONVERTING SHARES

2.1     Effect on Seller Common Stock.

(a)     At the Effective Time, in each case subject to Section 2.1(d), by virtue of the Merger and without any action on the part of the Parties, each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity as a result of debts previously contracted) or shares of Seller Common Stock that are owned by shareholders properly exercising their dissenters’ rights pursuant to Sections 14-2-1301 through 14-2-1332 of the GBCC (the “Dissenter Shares”)) shall be converted into the right to receive $8.85 in cash less any applicable withholding Taxes (the “Cash Consideration”) and a number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (the Cash Consideration and the Stock Consideration collectively referred to herein as “Per Share Purchase Price”). For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Seller Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.6). The “Exchange Ratio” shall be 0.794 if the Final Buyer Stock Price is at or above $17.00. If the Final Buyer Stock Price is above $14.00 but below $17.00, then the Exchange Ratio shall be equal to $13.50 divided by the Final Buyer Stock Price. If the Final Buyer Stock Price is at or below $14.00, then the Exchange Ratio shall be 0.964. Notwithstanding the above, if the aggregate value of the Stock Consideration is less than 40% of the aggregate value of the Merger Consideration, the Exchange Ratio shall be adjusted such that the aggregate value of the Stock Consideration is at least 40% of the aggregate value of the Merger Consideration. For purposes of the immediately prior sentence, the value of the Stock Consideration and the Merger Consideration shall be determined using the closing price (rounded up to the nearest cent) of a share of Buyer Common Stock on The NASDAQ Stock Market LLC (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) on the Closing Date.

(b)     At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.7.

(c)     If, prior to the Effective Time, the outstanding shares of Seller Common Stock or Seller Options shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)     Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).

2.2     Exchange Procedures.

(a)     As soon as reasonably practicable after the Effective Time, but in no event more than seven business days after the Effective Time, Buyer shall cause the exchange agent selected by Buyer (the “Exchange Agent”) to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more certificates that are not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Section 2.1 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing Seller Common Stock certificate shall have been lost, stolen, mutilated, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, mutilated, or destroyed certificate the Per Share Purchase Price as provided for in Section 2.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Section 2.1. Buyer or the Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Seller Common Stock is entitled. Certificates evidencing Buyer Common Stock into which Seller Common Stock has been converted will not be issued; provided, Buyer will take such commercially reasonable actions as may be necessary to allow such uncertificated or book entry shares to be pledged to secure debt by Buyer’s shareholders.

(b)     After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, without interest, pursuant to this Section 2.2. The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.2. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 2.2(a)) are surrendered for exchange as provided in this Section 2.2. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(c)     Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

(d)     Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

(e)     In the case of outstanding shares of Seller Common Stock that are not represented by Certificates, the Parties shall make adjustments to this Article 2 as are necessary and appropriate to implement the same purpose and effect that this Article 2 has with respect to shares of Seller Common Stock that are represented by Certificates.

2.3     Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.4     Seller Options.

(a)     Immediately prior to the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by Seller (the “Seller Options”) shall be cancelled in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Person’s Seller Options by (2) the Per Share Purchase Price less the exercise price per share of such Seller Options, by entering into a Stock Option Cash-Out Agreement in the form of Exhibit B. In the event that the product obtained by the prior sentence is zero or a negative number, then the Seller Options will be cancelled for no consideration. For illustration purposes, if the Final Buyer Stock Price is $17.25 and the option holder has 1,000 options with an exercise price of $10.00 per share, the cash payment shall equal $12,550, which is 1,000 multiplied by (8.85 + 13.70) – 10.00. The $13.70 is calculated by multiplying the Exchange Ratio (0.794) by the Final Buyer Stock Price ($17.25). All unvested Seller Options will be accelerated immediately prior to cancellation in exchange for the cash payment at Closing.

(b)     Seller’s Board and its compensation committee shall not make any grants of Seller Options following the execution of this Agreement.

(c)     The Seller’s Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options to effect the foregoing provisions of this Section 2.4.

2.5     Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in Article 2.

2.6     Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by Final Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

2.7     Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 14-2-1301 through 14-2-1332 of the GBCC shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Seller Common Stock held by such holder.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

3.1     Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). First Bank is a Georgia state-charted bank, duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of Seller and First Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of the Seller and First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each of Seller and First Bank have been made available to Buyer for its review and, except as disclosed in Section 3.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. First Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

3.2     Authority of Seller; No Breach By Agreement.

(a)     Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 7.1(b) and 7.1(c) and by Seller’s shareholders in accordance with this Agreement and the GBCC, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Seller, subject to the approval of this Agreement by the holders of majority of the outstanding shares of Seller Common Stock, which is the only Seller shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Seller Shareholder Vote”). Subject to any necessary approvals referred to in Sections 7.1(b) and 7.1(c) and by such Requisite Seller Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and First Bank of the transactions contemplated hereby, nor compliance by Seller and First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the articles of incorporation or bylaws of any Seller Entity or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 3.2(b) of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 7.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c)     Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Georgia Department of Banking and Finance and Federal Reserve, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of, or non-objection to, such applications, filings, and notices, (c) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which a proxy statement related to the Seller Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The NASDAQ Stock Market, or that are required under consumer finance, mortgage banking, and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

3.3     Capital Stock.

(a)     The authorized capital stock of Seller consists only of 9,000,000 shares of Seller Common Stock, of which 3,596,046 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Seller preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. Section 3.3 of the Seller Disclosure Memorandum lists all issued and outstanding Seller Options and shares of restricted stock, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

(b)     Except for the 165,899 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Options and 10,050 shares of Seller Common Stock reserved for issuance pursuant to the Directors Equity Incentive Plan and for the annual payment of retainer shares to directors of Seller and First Bank, including Advisory Directors, as disclosed in Section 3.3 of the Seller Disclosure Memorandum, and the management incentive plans and arrangements disclosed in Section 3.3 of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller. Notwithstanding the above, no shares shall be distributed to directors of Seller and First Bank pursuant to any Seller Benefit Plan following execution of this Agreement, and the management incentive plans and arrangements shall be amended to provide for the equity portions to be converted to a cash payment, as provided in Section 6.9(k).

(c)     Except as specifically set forth in this Section 3.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller.

3.4     Seller Subsidiaries.

Seller has no Subsidiaries except First Bank, and Seller owns all of the equity interests in First Bank. No capital stock (or other equity interest) of First Bank is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which First Bank is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of First Bank (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of First Bank. All of the shares of capital stock (or other equity interests) of First Bank are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien. First Bank has no Subsidiaries except Willhaven Holdings, LLC (“Willhaven”) and First Bank Mortgage Corporation (“FBMC”), and First Bank owns all of the equity interests in Willhaven and FBMC. No capital stock (or other equity interest) of Willhaven or FBMC is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which Willhaven or FBMC is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Willhaven or FBMC (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Willhaven or FBMC. All of the shares of capital stock (or other equity interests) of Willhaven and FBMC are fully paid and nonassessable and are owned directly or indirectly by First Bank free and clear of any Lien. Willhaven and FBMC conduct no operations and have no assets other than as set forth on Section 3.4 of the Seller Disclosure Memorandum. Each of Willhaven and FBMC has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Willhaven and FBMC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Willhaven is conducting no business and has no assets or liabilities. The minute book and other organizational documents for each of Willhaven and FBMC have been made available to Buyer for its review and, except as disclosed in Section 3.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof.

3.5     Exchange Act Filings; Securities Offerings; Financial Statements.

(a)     Except as disclosed in Section 3.5(a) of the Seller Disclosure Memorandum, Seller has timely filed all Exchange Act Documents required to be filed by Seller since December 31, 2010 (the “Seller Exchange Act Reports”). The Seller Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports not misleading. Each offering or sale of securities by Seller (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Seller has delivered or made available to Buyer all comment letters received by Seller from the staff of the SEC related to the Seller Exchange Act Reports and all responses to such comment letters by or on behalf of Seller. Seller’s principal executive officer and principal financial officer (and Seller’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Seller’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. First Bank is not required to file any Exchange Act Documents.

(b)     Each of the Seller Financial Statements (including, in each case, any related notes) that are contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented the consolidated financial position of Seller and First Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)     Seller’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Seller and its Subsidiaries whether or not included in Seller’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X, and (z) with respect to Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 3.5(c) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent public accountants for Seller and its Subsidiaries.

(d)     Seller maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Seller and, to the Knowledge of Seller, its directors and executive officers, have complied at all times with Section 16(a) of the Exchange Act, in all material respects (provided, inadvertent late filings of Forms 3, 4 and 5 shall be deemed immaterial), including the filing requirements thereunder to the extent applicable.

3.6     Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of March 31, 2014, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 3.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by any Seller Entity other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 3.6 of the Seller Disclosure Memorandum or as reflected on Seller’s balance sheet at March 31, 2014, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Seller’s balance sheet at March 31, 2014 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since March 31, 2014 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, no Seller Entity has any Material Liabilities or obligations of any nature.

3.7     Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.7 of the Seller Disclosure Memorandum or as otherwise expressly permitted or contemplated by this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii)  none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (iii) since December 31, 2013, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 3.7 of the Seller Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees, and other costs or fees of Seller and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the Merger as contemplated by this Agreement.

3.8     Tax Matters.

(a)     All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)     None of the Seller Entities has received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the Seller which, by application of the same or similar principles, could reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)     Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)     The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)     Except as described in Section 3.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)     During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)     Except as disclosed in Section 3.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Seller Entities disclosed in Section 3.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)     Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)     No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)     No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)     No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)     Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)     No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)     Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods ended on or after December 31, 2009 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o)     No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 3.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

3.9     Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)     The Seller’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)     As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and to the Knowledge of Seller are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, to the Knowledge of Seller, have been secured, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of March 31, 2014 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum. Except as specifically set forth in Section 3.9(b) of the Seller Disclosure Memorandum, no Seller Entity is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Seller’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) to Seller’s Knowledge, in violation of any Law.

(c)     All securities held by the Seller Entities, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except as disclosed in Section 3.9(c) of the Seller Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Seller’s Knowledge, none of the securities reflected in the Seller Financial Statements as of December 31, 2013, and none of the securities since acquired by the Seller Entities is subject to any restriction, whether contractual or statutory, which impairs the ability of the Seller Entities to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of any Seller Entity or their customers (all of which were disclosed in Section 3.9(d) of the Seller Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Seller Entities, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. No Seller Entity, nor to the Seller’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

3.10     Assets.

(a)     Except as disclosed in Section 3.10(a) of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)     All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and each such Contract is in full force and effect.

(c)     The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practice. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)     The Assets of the Seller Entities include all material Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted. All real and personal property which is material to the business of Seller or the Seller Entities that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. All improved real property owned or leased by Seller or Seller Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

3.11     Intellectual Property.

Except as disclosed in Section 3.11 of the Seller Disclosure Memorandum, each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Seller’s Knowledge, no Seller Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or threatened in writing, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 3.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Seller does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity. To Seller’s Knowledge, and except as disclosed in Section 3.11 of the Seller Disclosure Memorandum, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

3.12     Environmental Matters.

(a)     Seller has delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participating Facilities and Operating Properties. To Seller’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by any Seller Entity.

(b)     To Seller’s Knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)     To Seller’s Knowledge, there is no Litigation pending, and no environmental enforcement action, investigation, or litigation threatened, before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

(d)     To Seller’s Knowledge, during the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. To Seller’s Knowledge, during the period of (i) Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

3.13     Compliance with Laws.

(a)     Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve. First Bank is a state-chartered bank in good standing with the Georgia Department of Banking and Finance and is a member in good standing of the FDIC.

(b)     Compliance with Permits, Laws and Orders.

(i)     Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted (except for such failures which are not reasonably likely to have a Seller Material Adverse Effect), and there has occurred no material Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses. None of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that any Seller Entity is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring any Seller Entity (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(ii)     Except as disclosed in Section 3.13(b) of the Seller Disclosure Memorandum, each Seller Entity is in compliance in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to the Seller Entities, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3. First Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, no Seller Entity, or to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of any Seller Entity has, directly or indirectly, (a) used any funds of a Seller Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of a Seller Entity, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of a Seller Entity, (e) made any fraudulent entry on the books or records of a Seller Entity, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for a Seller Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for a Seller Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(iii)     Seller and each insured depository Subsidiary of Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)). Neither Seller nor any Seller Entity has been informed that its status as “well-capitalized,” or “well-managed” will change within one year. All deposit liabilities of Seller and its Subsidiaries are insured by the Federal Deposit Insurance Corporation to the fullest extent under the law. Seller and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

(iv)      Except for such items which are not reasonably likely to have a Seller Material Adverse Effect, there (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

3.14     Labor Relations.

(a)     No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to any Seller Entity’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other similar job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Except as disclosed in Section 3.14(a) of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 3.14(a) of the Seller Disclosure Memorandum.

(b)     All of the employees employed by Seller and Seller Entities in the United States are either United States citizens or are otherwise legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)     No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local Law similar to the WARN Act. None of any Seller Entity’s employees has suffered an “employment loss” due to a “plant closing” or a “mass layoff” (all as defined in the WARN Act) during the six months immediately preceding the Closing Date.

(d)     Section 3.14(d) of the Seller Disclosure Memorandum contains a list of all individual independent contractors of each Seller Entity (separately listed by Seller Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

3.15     Employee Benefit Plans.

(a)     Seller has disclosed in Section 3.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan (or a written description thereof, to the extent not reduced to writing) currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries or under which employees, retirees, former employees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 3.15(a) of the Seller Disclosure Memorandum.

(b)     Seller has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)     In all material respects, each Seller Benefit Plan is in compliance with the terms of such Seller Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Seller ERISA Plan has been adopted, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws which remains outstanding or otherwise unresolved as of the date of this Agreement. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)     To Seller’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the terms and provisions of such plans. To Seller’s Knowledge, neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans by any participant or beneficiary other than routine claims for benefits and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan by any participant, beneficiary, or applicable Governmental Authority.

(e)     All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as and to the extent required by Law).

(f)     To Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)     No Seller Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA.

(h)     No Liability under Title IV of ERISA has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Seller Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i)     Except as disclosed in Section 3.15(i) of the Seller Disclosure Memorandum or required under Part 6 of ERISA, Code Section 4980B, or applicable State or local law, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which could give rise to such Taxes.

(j)     Except as disclosed in Section 3.15(j) of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute (including as defined under Code Section 280G), or otherwise) becoming due from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

(k)     The actuarial present values of all accrued nonqualified deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(l)     All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.

(m)     Except as disclosed in Section 3.15(m) of the Seller Disclosure Memorandum, neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n)     Except as disclosed in Section 3.15(n) of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance, that each Seller Entity had immediately prior to the consummation of the transaction contemplated hereby.

(o)     Other than employment agreements identified in Section 3.15(o) of the Seller Disclosure Memorandum, no Seller Benefit Plan is (i) subject to any requirement of Section 409A of the Code or (ii) is not exempt from Code Section 409A.

(p)     Other than the Seller Benefit Plans identified in Section 3.3 of the Seller Disclosure Memorandum, no Seller Benefit Plan provides for the potential issuance of equity compensation.

3.16     Material Contracts.

(a)     Except as disclosed in Section 3.16(a) of the Seller Disclosure Memorandum, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with vendors or customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and on an annual basis involving payments under any individual Contract or series of contracts not in excess of $50,000 on an annual basis), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 3.11 and 3.15(a), the “Seller Contracts” ).

(b)     With respect to each Seller Contract and except as disclosed in Section 3.16(b) of the Seller Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 3.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 3.16(b) of the Seller Disclosure Memorandum.

3.17     Privacy of Customer Information.

(a)     Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)     Each Seller Entity’s collection and use of such IIPI the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

3.18     Legal Proceedings.

Except as disclosed in Section 3.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

3.19     Reports.

Except for immaterial late filings or as otherwise disclosed in Section 3.19 of Seller Disclosure Memorandum, since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.20     Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.21     Loans.

(a)     As of the date of this Agreement, except as set forth in Section 3.21(a) of the Seller Disclosure Memorandum, no Seller Entity is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which a Seller Entity is a creditor which as of March 31, 2014, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of March 31, 2014, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.21(a) of the Seller Disclosure Memorandum is a true, correct and complete list of (A) all of the Loans of the Seller Entities that, as of March 31, 2014, were classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” or “Loss,” or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of the Seller Entities that, as of March 31, 2014, was classified as “Other Real Estate Owned” and the book value thereof.

(b)     Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of a Seller Entity as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(c)     Except as would not reasonably be expected to have a Seller Material Adverse Effect, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Seller Entities (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)     Except as set forth in Section 3.21(d) of the Seller Disclosure Memorandum, none of the agreements entered into since December 31, 2009, pursuant to which the Seller Entities have sold Loans or pools of Loans or participations in Loans or pools of Loans, contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)     No Seller Entity is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans. Except as disclosed in Section 3.21(e) of the Seller Disclosure Memorandum, no Seller Entity administers or services any loan, note or borrowing not originated and owned by First Bank. Except as set forth on Section 3.21(e) of the Seller Disclosure Memorandum, any Seller Entity that participates as a seller or servicer of Mortgage Loans in any program administered by a Mortgage Finance Agency is an approved mortgagee or servicer of such Mortgage Finance Agency, as applicable, and meets in all material respects all requirements of Law so as to be eligible to originate, purchase, hold or service, as applicable, Mortgage Loans. Each Seller Entity is in compliance in all material respects with all eligibility requirements under any correspondent or servicing arrangement pursuant to which the Seller Entity originates or services Mortgage Loans, and has never been since December 31, 2010 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Mortgage Finance Agency relating to the origination, sale or servicing of Mortgage Loans or consumer Loans.

(i)     Section 3.21(e) of the Seller Disclosure Memorandum contains a true, correct and complete listing of each Contract pursuant to which, as of March 31, 2014, any Seller Entity services Mortgage Loans (collectively, “Serviced Mortgage Loans”), whether as servicer, special servicer, sub-servicer, master servicer or otherwise (the “Servicing Contracts”).

(ii)     Section 3.21(e) of the Seller Disclosure Memorandum contains a true, correct and complete list of each pooling, participation or Servicing Contract to which any Seller Entity is a party as of March 31, 2014 that obligates any Seller Entity to make servicing advances with respect to defaulted or delinquent Mortgage Loans or consumer receivables other than out of proceeds from the sale of the related collateral or from related insurance policies.

(iii)     No Seller Entity is responsible or otherwise liable to any Person under any Servicing Contract for any Liabilities sustained by such Person arising out of any foreclosure of any Mortgaged Property or the acquisition and subsequent holding or disposition of Mortgaged Property (including, without limitation, third-party expenses such as attorney’s fees and restoration expenses) except to the extent that such Liabilities are attributable to the Seller Entities’ failure to perform servicing as required by the Servicing Contracts after the Effective Time.

(iv)     The servicing of each Serviced Mortgage Loan complies, in all material respects, with the terms of any applicable program of the Mortgage Finance Agency, Law or Servicing Contract and all applicable documents relating to such Serviced Mortgage Loan.

(v)     Except as set forth on Section 3.21(e) of the Seller Disclosure Memorandum (i) no Seller Entity, as servicer of any Serviced Mortgage Loan, has any repurchase obligations with respect to such Serviced Mortgage Loan, other than in connection with breaches of representations, warranties and covenants relating to the servicing thereof; (ii) no Seller Entity, as seller of any Mortgage Loan, has any repurchase obligations with respect to such Mortgage Loan, other than in connection with breaches of representations and warranties relating to the origination thereof; and (iii) there is no pending or, to the Knowledge of the Seller, threatened, cancellation of any Servicing Contract, and no Seller Entity has received any written notice to the effect that any party to any Servicing Contract intends to cease doing business with any Seller Entity.

3.22     Loans to, and Transactions with, Executive Officers and Directors.

No Seller Entity has, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Seller Entity, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 3.22 of the Seller Disclosure Memorandum sets forth a list of all Loans as of the date hereof by the Seller Entities to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Seller or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in Section 3.22 of the Seller Disclosure Memorandum, no director or executive officer of Seller or First Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or First Bank.

3.23     Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b). No Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Seller Regulatory Agreement”), nor to Seller’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement.

3.24     State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

3.25     Brokers and Finders; Opinion of Financial Advisor.

Except for the Seller Financial Advisors, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Seller has received the written opinion of the Seller Financial Advisors, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

3.26     Board Recommendation.

The Seller’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the Seller’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

3.27     Statements True and Correct.

(a)     No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to any Proxy Statement/Prospectus, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)     All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

3.28     Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1     Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.2     Authority; No Breach By Agreement.

(a)     Buyer has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 7.1(b) and 7.1(c), to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Subject to any necessary approvals referred to in Sections 7.1(b) and 7.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 7.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c)     Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Georgia Department of Banking and Finance and Federal Reserve, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of, or non-objection to, such applications, filings, and notices, (c) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The NASDAQ Stock Market, or that are required under consumer finance, mortgage banking, and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement.

4.3     Capital Stock.

(a)     The authorized capital stock of Buyer consists only of 100,000,000 shares of Buyer Common Stock, of which 32,123,645 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer.

4.4     Exchange Act Filings; Financial Statements.

(a)     Except as disclosed in Section 4.4(a) of the Buyer Disclosure Memorandum, Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since December 31, 2010 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)     Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)     Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Buyer within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)     Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

4.5     Absence of Undisclosed Liabilities.

No Buyer Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Buyer as of March 31, 2014, included in the Buyer Financial Statements or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Except (x) as reflected in Buyer’s balance sheet at March 31, 2014 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since March 31, 2014 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Buyer nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.6     Absence of Certain Changes or Events.

Except as disclosed in the Buyer Exchange Act Reports, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in this Agreement, and (iii) since December 31, 2013, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.7     Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.7 of Buyer Disclosure Memorandum, since January 1, 2010, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.8     Brokers and Finders.

Neither Buyer nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

4.9     Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b).

4.10     Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

4.11     Intellectual Property.

Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business, including sufficient rights in each copy possessed by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Buyer’s Knowledge, no Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or threatened in writing, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold, or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Buyer’s Knowledge, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other person.

4.12     Environmental Matters.

(a)     To Buyer’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by any Buyer Entity.

(b)     To Buyer’s Knowledge, each Buyer Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)     To Buyer’s Knowledge, there is no Litigation pending, and no environmental enforcement action, investigation, or litigation threatened, before any Governmental Authority or other forum in which any Buyer Entity or any of its Operating Properties or Participation Facilities (or Buyer in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Buyer Entity or any of its Operating Properties or Participation Facilities, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d)     To Buyer’s Knowledge, during the period of (i) any Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any Participation Facility, or (iii) any Buyer Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Prior to the period of (i) any Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any Participation Facility, or (iii) any Buyer Entity’s holding of a security interest in any Operating Property, to Buyer’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. To Buyer’s Knowledge, during the period of (i) Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any Participation Facility, or (iii) any Buyer Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect..

4.13     Legal Proceedings.

Except for such Litigation as would not reasonably be expected to result in a Buyer Material Adverse Effect, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, or to Buyer’s Knowledge, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity.

4.14     Regulatory Matters.

No Buyer Entity or, to Buyer’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b).

Except for the Capital Maintenance Agreement with the FDIC described in filings with the Securities Exchange Commission, no Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor to Buyer’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.

4.15     Compliance with Laws.

(a)     Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve. State Bank is a state-chartered bank in good standing with the Georgia Department of Banking and Finance and is a member in good standing of the FDIC.

(b)     Compliance with Permits, Laws and Orders.

(i)     Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted (except for such failures which are not reasonably likely to have a Buyer Material Adverse Effect), and there has occurred no material Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses. None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(ii)     Each Buyer Entity is in compliance in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to the Buyer Entities, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3. State Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, no Buyer Entity, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of any Buyer Entity has, directly or indirectly, (a) used any funds of a Buyer Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of a Buyer Entity, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of a Buyer Entity, (e) made any fraudulent entry on the books or records of a Buyer Entity, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for a Buyer Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for a Buyer Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(iii)     Buyer and each insured depository Subsidiary of Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)). Neither Buyer nor any Buyer Entity has been informed that its status as “well-capitalized,” or “well-managed” will change within one year. All deposit liabilities of Buyer and its Subsidiaries are insured by the Federal Deposit Insurance Corporation to the fullest extent under the law. Buyer and its Subsidiaries have each met all conditions of such insurance, including timely payment of its premiums.

(iv)      Except for such items which are not reasonably likely to have a Buyer Material Adverse Effect, there (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (B) are no notices or correspondence received by Buyer with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Buyer’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

4.16     Statements True and Correct.

(a)     No statement, certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)     All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 5
CONDUCT OF BUSINESS PENDING CONSUMMATION

5.1     Affirmative Covenants of Seller and Buyer.

(a)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use commercially reasonable best efforts to provide all information reasonably requested by Buyer related to loans or other transactions made by Seller with a total relationship exposure equal to or exceeding $500,000, (v) consult with Buyer prior to entering into or making any loans or other transactions with a total relationship exposure equal to or exceeding $2,500,000, (vi) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines or any Seller Entity’s internal loan policies, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 7.1(b) or 7.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 7.1(b) or 7.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)     Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

5.2     Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)     amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b)     incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that have maturities of one year or less, prepayable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of retail deposit liabilities, purchases of federal funds, variable rate advances with maturities of one year or less, prepayable without penalty, charge, or other payment, from the Federal Reserve Bank or Federal Home Loan Bank , and entry into variable rate repurchase agreements fully secured by U.S. government securities or U.S. government agency securities with maturities of one year or less, prepayable without penalty, charge, or other payment), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)     repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock except for the payment of quarterly cash dividends in the ordinary course of business consistent with past practice, which shall be paid in the same week of the month as the previous year and shall not exceed the amount of previously declared dividends.

(d)     except for this Agreement and other than in connection with the exercise of outstanding Seller Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e)     adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)     except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have base durations of two years or less and maximum extension of three years (assuming a +300bps scenario), purchase any securities or make any material investment (except in the ordinary course of business consistent with past practice; provided, however that Seller will provide Buyer notice of any purchases with base durations that exceed two years and maximum extension exceeding three years (assuming a +300bps scenario)), either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business;

(g)     (i) except as contemplated by this Agreement, grant any bonus in excess of an aggregate $25,000 or increase the compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice and as disclosed on Schedule 6.2(g)), (ii) commit to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee (except for payments according to the Officer Service Agreements), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any compensation or other benefits to directors of any Seller Entity, or (v) except as contemplated by this Agreement and as disclosed in Section 3.15(j) of the Seller Disclosure Memorandum, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the Seller Benefit Plans or authorize cash payments in exchange for any Rights; or (vi) except as disclosed in Section 3.15(j) of the Seller Disclosure Memorandum, accelerate or vest or commit to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h)     enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)     adopt any new Employee Benefit Plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing Seller Employee Benefit Plans, other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

(j)     make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)     commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for over $50,000 in money damages or restrictions upon the operations of any Seller Entity; provided, that, Buyer shall not unreasonably withhold, condition or delay such consent;

(l)     enter into, modify, amend, or terminate any Contract other than (i) with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum; provided that such contracts have a term of one year or less and do not contain provisions prohibiting or restricting Seller or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person and (ii) Contracts covered by Section 5.2(m);

(m)     make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with total relationship exposure of less than $4,000,000 fully secured, total relationship exposure of less than $250,000 unsecured, or less than $500,000 of incremental secured credit exposure to an existing relationship, provided that such extensions of credit are in the ordinary course of business consistent with past practice and in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any material adverse changes in the mix, rates, terms, or maturities of Seller’s deposits and other Liabilities;

(n)     except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or First Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)     (i) other than in the ordinary course of business consistent with past practice, make any material changes in First Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or loans or (B) First Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices;

(p)     restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q)     make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures deemed necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(r)     establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(s)     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 not being satisfied or in a violation of any provision of this Agreement;

(t)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(u)     knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(v)     agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2;

(w)     maintain First Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods consistent with past practices of First Bank; or

(x)     take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

5.3     Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.4     Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Seller and its Subsidiaries shall also make available to Buyer monthly financial statements. The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

Article 6

ADDITIONAL AGREEMENTS

6.1     Shareholder Approvals.

(a)     Seller shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Seller shall take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Seller Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. The Seller’s Board shall recommend that its shareholders approve this Agreement in accordance with the GBCC (the “Seller Recommendation”) and shall include such recommendation in the proxy statement mailed to shareholders of Seller, except to the extent the Seller’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Seller shall solicit and use its reasonable best efforts to obtain the Requisite Seller Shareholder Vote.

(b)     Neither Seller’s Board nor any committee thereof shall, except as expressly permitted by this Section 6.1(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Vote, the Seller’s Board may make an Adverse Recommendation Change if and only if:

(i)     the Seller’s Board determines in good faith, after consultation with the Seller Financial Advisors and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 6.3) that is a Superior Proposal;

(ii)     the Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would result in the Seller’s Board breaching its fiduciary duties to the Seller and its shareholders under applicable Law;

(iii)     the Seller’s Board provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)     after providing such Notice of Recommendation Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Seller Board to proceed without an Adverse Recommendation Change (provided, however, that the Buyer shall not be required to propose any such adjustments); and

(v)     the Seller’s Board, following such five business day period, again determines in good faith, after consultation with the Seller Financial Advisors and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to the Seller and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the GBCC as determined by Seller after consultation with Seller’s outside counsel, Seller shall submit this Agreement to its shareholders at the Seller Shareholders’ Meeting even if the Seller’s Board has made an Adverse Recommendation Change, in which case the Seller’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Seller in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

6.2     Registration of Buyer Common Stock.

(a)     As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to Seller’s shareholders at the Seller Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Seller will use its reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by Seller to its shareholders.

(b)     Seller shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Buyer and Seller shall furnish all information concerning it and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(c)     Prior to the Effective Time, Buyer shall notify the Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

6.3     Other Offers, etc.

(a)     From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce, or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 6.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Vote, this Section 6.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 6.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) the Seller’s Board shall have determined in good faith, after consultation with the Seller Financial Advisors and the Seller’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) the Seller’s Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to the Seller and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least five business days’ prior written notice of a meeting of the Seller’s Board at which meeting the Seller’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)     In addition to the obligations of Seller set forth in this Section 6.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)     Seller shall, and shall cause its and its Subsidiary’s directors, officers, employees, and Representatives, to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)     Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement.

6.4      Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

6.5     Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

6.6     Investigation and Confidentiality.

(a)     Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller, and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)     In addition to each Party’s obligations pursuant to Section 6.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)     Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)     Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

6.7     Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller’s Shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 6.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

6.8     Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

6.9     Employee Benefits and Contracts.

(a)     All persons who are employees of the Seller Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, remain or become employees of First Bank; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or State Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of Buyer or State Bank and in accordance with the bylaws of Buyer or State Bank. Except as otherwise provided in this Agreement, the Officer Service Agreements or any subsequent agreement entered into between State Bank and any such Continuing Employees, all of the Continuing Employees shall be employees at will and no contractual right to employment shall inure to such employees because of this Agreement.

(b)     As of the Effective Time, and subject to Sections 6.9(i) through (l) of this Agreement and applicable authority to unilaterally amend, from time to time, or terminate First Bank’s existing benefit plans, each Continuing Employee shall be eligible to participate in First Bank’s existing benefit plans with full credit for prior service with First Bank for purposes of eligibility and vesting. To the extent that any First Bank plans are terminated, Buyer agrees that Buyer will transition employees of First Bank to the comparable Buyer Employee Benefit Plan(s) (if any) in accordance with Section 6.9(c).

(c)     If after the Effective Time Buyer elects to transition employees of First Bank to Buyer Employee Benefit Plans, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or State Bank employees. With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Seller plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Employee Benefit Plan during that plan year prior to the transition effective date.

(d)     Simultaneously herewith, Remer Y. Brinson, III, Thomas M. Bird, Hugh E. Hollar and W. Cameron Nixon shall enter into offer letters and separation agreements (collectively, the “Officer Service Agreements”).

(e)     Seller shall use its reasonable best efforts to cause each holder of Seller Options to execute and deliver a Stock Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit B pursuant to which he or she agrees to cancel his or her outstanding Seller Options as of the Effective Time in exchange for a one-time cash payment as set forth in Section 2.4 of the Agreement, subject to applicable withholding; provided, however, that Stock Option Cash-Out Agreements from any holders of Seller Options that are not directors or executive officers of Seller may be sought following the execution of this Agreement. Simultaneously herewith, each of the directors and executive officers of Seller that hold Seller Options shall have entered into a Stock Option Cash-Out Agreement.

(f)     Simultaneously herewith, each of the directors of Seller and First Bank shall have entered into a Non-Compete Agreement (which shall be effective as of the Effective Time) in the form of Exhibit A.

(g)     Simultaneously herewith, each of the directors and executive officers of Seller and First Bank shall have entered into a Claims Letter (and which shall be effective as of the Effective Time) in the form of Exhibit D.

(h)     No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 6.11. No provision of this Agreement constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement.

(i)     Upon not less than 10 days’ notice prior to the Closing Date from Buyer to Seller, Seller shall cause the termination, amendment, or other appropriate modification of each Seller Benefit Plan as specified by Buyer in such notice.  Buyer may require in such notice that Seller shall not sponsor or otherwise have any further Liability or other obligation in connection with such applicable Seller Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable Seller Benefit Plans that are Seller ERISA Plans which are intended to be qualified under Section 401(a) of the Code shall be 100% vested in their account balances.

(j)     Notwithstanding Section 6.9(i), (i) prior to the Closing, Seller’s board of directors shall adopt resolutions terminating the First Bank of Georgia 401(k) Plan (the “Seller 401(k) Plan”), effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to the Seller 401(k) Plan’s termination under “(i),” immediately above, Seller shall adopt all amendments, including amendments and restatements, of each document evidencing the Seller 401(k) Plan, as may be necessary to maintain the Seller 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Seller shall proceed with implementing the process of distributing the Seller 401(k) Plan’s account balances to participants as their interests appear pursuant to such termination.  Buyer shall cause the State Bank & Trust Company 401(k) Profit Sharing Plan (the “Buyer 401(k) Plan”) to accept rollovers of distributions and participant loans from the Seller 401(k) Plan by the Seller 401(k) Plan’s participants who are eligible to become participants in the Buyer’s 401(k) Plan; provided, however, that the Buyer 401(k) Plan shall not accept rollovers of participant loans from Seller 401(k) Plan participant-borrowers that are determined to be “parties in interest” or “disqualified persons” as of or after the Closing Date, in respect of the Buyer 401(k) Plan, as those terms are defined under ERISA Section 3(14) and Code Section 4975(e)(2), respectively, or whose Seller 401(k) Plan participant loan, if rolled over to the Buyer 401(k) Plan, (a) would cause a failure to meet and obtain exemption from any plan participant loan-related “prohibited transaction” (as defined under each of ERISA Section 406 and Code Section 4975), or (b) would cause the Buyer 401(k) Plan to fail to meet the applicable requirements of Code Section 401(a)(4) and Treasury regulations promulgated thereunder, or any other applicable provision of the Code, ERISA or other applicable Law. Buyer shall cause each Continuing Employee to receive full credit for all service with the Seller and First Bank under the Buyer 401(k) Plan for purposes of eligibility and vesting.  At or prior to the Closing, Buyer shall take all necessary steps to cause the Buyer 401(k) Plan to allow participation in the Buyer 401(k) Plan by employees of the Seller Entities effective as of the Closing Date (subject to any eligibility requirements under the Buyer 401(k) Plan), including the amendment of the plan document and/or adoption agreement for the Buyer 401(k) Plan, as applicable.

(k)     Within 10 days following the date of this Agreement, the boards of directors of Seller and First Bank will approve, and the applicable participants will execute (if applicable), amendments to all Seller Benefit Plans that authorize the issuance of equity as bonus consideration, and which are listed on Schedule 6.9(k), to provide for all payments solely in the form of cash (the “Seller Benefit Plan Amendments”); specifically, cash bonuses earned which would have been converted to equity shall be paid in cash, and equity bonuses earned shall be paid in cash based upon the value of the Merger Consideration (i.e., the cash payment shall be equal to the product obtained by multiplying the total number of bonus shares earned by the Per Share Purchase Price).

(l)     Prior to the Effective Time, First Bank and each individual that is a party to a First Bank of Georgia Supplemental Executive Retirement Plan shall execute an amendment in form and substance acceptable to Seller (the “SERP Amendments”). In the event there is a subsequent merger, consolidation or similar business combination of First Bank and State Bank, Buyer shall cause State Bank to assume the obligations as set forth in the SERP Amendments.

6.10     Section 16 Matters.

Prior to the Effective Time, Seller and Buyer shall take all such steps as may be required to cause any dispositions of Seller Common Stock (including derivative securities with respect to Seller Common Stock) or acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act. Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 6.10.

6.11     Indemnification.

(a)     For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, and employees of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the GBCC, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b)     Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller’s existing directors’ and officers’ liability insurance coverage (“Seller’s D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller’s D&O Policy. The directors and officers of Seller shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to 200% of the current annual premium for Seller’s D&O Policy (the “Premium Multiple”). If Buyer or Seller are unable to obtain or maintain the insurance coverage called for in this Section 6.11(b), then Buyer shall obtain, or shall direct Seller to obtain, the most advantageous coverage that can be purchased for the Premium Multiple.

(c)     Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer or the Surviving Corporation thereof in writing; provided that no such failure shall affect the obligation of Buyer under this Section 6.11 unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)     If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

(e)     The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

Article 7
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

7.1     Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.5:

(a)     Shareholder Approval. The shareholders of Seller shall have approved this Agreement by the Requisite Seller Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s articles of incorporation and bylaws.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)     Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 7.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 7.1(c) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)     Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)     Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)     Exchange Listing. Buyer shall have filed with The NASDAQ Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and The NASDAQ Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

7.2     Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 9.5(a):

(a)     Representations and Warranties. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3 and 3.25 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3 and 3.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)     Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Officers’ Certificate. Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 7.1 as it relates to Seller and in Sections 7.2(a), 7.2(b), 7.2(e), 7.2(f), 7.2(g) and 7.2(h) have been satisfied.

(d)     Secretary’s Certificate. Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Seller; (iii) a copy of the bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that the Seller is a registered bank holding company, (vi) a copy of the articles of incorporation of First Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of First Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Georgia Department of Banking and Finance (dated not more than 10 days prior to the Closing Date) as to the good standing of First Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation (dated not more than 10 days prior to the Closing Date) certifying that First Bank is an insured depository institution.

(e)     Officer Service Agreements, Non-Compete Agreements, Stock Option Cash-Out Agreements, Support Agreements and Claims Letters. The Officer Service Agreements shall have been executed by the proposed respective parties and delivered to Buyer. The Non-Compete Agreements in the form attached hereto as Exhibit A shall have been executed by and delivered to Buyer in accordance with Section 6.9(f). The Stock Option Cash-Out Agreements in the form attached hereto as Exhibit B shall have been executed by each holder of Seller Options and delivered to Buyer, and Seller shall have complied in all material respects with Section 6.9(e). The Support Agreements in the form attached hereto as Exhibit C shall have been executed by each of the directors and executive officers and delivered to Buyer. Each of the directors and executive officers shall have executed claims letters in the form attached hereto as Exhibit D and delivered same to Buyer.

(f)     Notices of Dissent. Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 5% of the outstanding shares of Seller Common Stock.

(g)     Exercise of Options. The directors and executive officers of the Seller and First Bank shall not have exercised any Seller Options held by such persons following the execution of this Agreement.

(h)     No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect from the March 31, 2014 balance sheet to the Effective Time with respect to Seller or First Bank.

(i)     Removed.

(j)     Change-In-Control Payments. The employees of Seller and First Bank that enter into Officer Service Agreements with the Surviving Corporation, State Bank or First Bank pursuant to Section 7.2(e) shall have waived the right to receive any cash change-in-control payments to which they could otherwise be entitled as a result of the Merger in consideration of such employees’ continued employment with the Surviving Corporation, State Bank or First Bank following the Effective Time.

(k)     Seller Benefit Plan Amendments. The Seller Benefit Plan Amendments shall have been executed by the proposed respective parties and delivered to Buyer.

(l)     SERP Amendments. The SERP Amendments shall have been executed by the proposed respective parties and delivered to Buyer.

7.3     Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 9.5(b):

(a)     Representations and Warranties. For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), and 4.8 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), and 4.8) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)     Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Officers’ Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 7.1 as it relates to Buyer and in Sections 7.3(a), 7.3(b), and 7.3(f) have been satisfied.

(d)     Secretary’s Certificate. Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Seller; (iii) a copy of the bylaws of the Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that the Buyer is a registered bank holding company, (vi) a copy of the articles of association of State Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of State Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Georgia Department of Banking and Finance (dated not more than 10 days prior to the Closing Date) as to the good standing of State Bank, and (ix) certificate of the Federal Deposit Insurance Corporation (dated not more than 10 days prior to the Closing Date) certifying that State Bank is an insured depository institution.

(e)     Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)     No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from the March 31, 2014 balance sheet to the Effective Time with respect to Buyer.

(g)     Notices of Dissent. Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 25% of the outstanding shares of Seller Common Stock.

Article 8
TERMINATION

8.1     Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     By mutual written agreement of Buyer and Seller; or

(b)     By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Sections 7.2 or 7.3 as applicable; or

(c)     By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Seller Shareholder Vote is not obtained at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)     By Buyer or Seller in the event that the Merger shall not have been consummated by February 28, 2015, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1; or

(e)     By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Seller’s Board shall have made an Adverse Recommendation Change; (ii) the Seller’s Board shall have failed to reaffirm the Seller Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal; or (iii) Seller shall have failed to comply in all material respects with its obligations under Sections 6.1 or 6.3; or

(f)     By Seller, prior to the Requisite Seller Shareholder Vote (and provided that Seller has complied in all material respects with Section 6.1 (including the provisions of Section 6.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 6.3, in order to enter into a Superior Proposal.

8.2     Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 6.6, 8.2, 8.3, 9.2, and 9.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

8.3     Termination Fee.

(a)     If Buyer terminates this Agreement pursuant to Section 8.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 8.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $4,500,000 (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(b)     In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to the shareholders, senior management or Seller’s Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 8.1(d) (if the Requisite Seller Shareholder Vote has not theretofore been obtained), (B) by Buyer pursuant to Section 8.1(b), or (C) by Seller or Buyer pursuant to Section 8.1(c)(iii), and (iii) prior to the date that is six (6) months after the date of such termination, Seller consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Seller shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(c)     The Parties acknowledge that the agreements contained in this Article 8 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

8.4     Non-Survival of Representations and Covenants.

Except for Sections 6.6(b), 6.8, 6.11, 9.2, 9.8 and this Article 8, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 9
MISCELLANEOUS

9.1     Definitions.

(a)     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in the Section 6.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 6.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 3.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHCA” shall have the meaning as set forth in Section 3.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 4.4(a) of the Agreement.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of March 31, 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2014, and for each of the three fiscal years ended December 31, 2013, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to March 31, 2014.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i)the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer. Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 4.14 of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer 401(k) Plan” shall have the meaning as set forth in Section 6.9(j) of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 9.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 2.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 3.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 3.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, phantom equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, commission, retention, change in control or other incentive plan, bank owned life insurance, split-dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 2.2(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 2.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta.

“Federal Reserve Act” shall mean the Federal Reserve Act of 1913, as amended.

Final Buyer Stock Price” shall mean the average closing price (rounded up to the nearest cent) of Buyer Common Stock on The NASDAQ Stock Market LLC (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) during the Measurement Period.

“First Bank” shall have the meaning as set forth in the introduction of the Agreement.

“FBMC” shall have the meaning as set forth in Section 3.4 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“IIPI” or “Individually Identifiable Personal Information” shall have the meaning as set forth in Section 3.17(a) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 6.11(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 3.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after reasonable inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” shall have the meaning as set forth in Section 3.21(a) of the Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Measurement Period” shall mean the twenty (20) consecutive Trading Days ending on the fifth business day immediately prior to the date on which the Effective Time is to occur.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“Mortgage” means a mortgage, deed of trust, pledge or collateral assignment of property trust beneficiary interest or other instrument creating a lien on or ownership interest in a Mortgaged Property.

“Mortgage Finance Agency” means the Federal Housing Administration, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any Seller Entity (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Mortgage Loan” shall mean any loan secured by a Mortgage or a participation interest or certificate or other ownership interest in such a loan that has been sold to a Mortgage Finance Agency.

“Mortgaged Property” shall mean the underlying property or properties securing a loan, consisting of a fee simple estate or leasehold estate, or both, in a parcel of land improved by one or more properties, together with any personal property, fixtures, leases and other property or rights pertaining thereto, or property trust beneficiary interest with respect to the foregoing.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 6.1(b) of the Agreement.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 3.6 of the Agreement.

“Officer Service Agreements” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Buyer or Seller, and “Parties” means both Buyer and Seller.

“Party in Interest” shall have the meaning as set forth in Section 3.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer Material Adverse Effect or a Seller Material Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 6.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 3.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 6.2(a) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 9.1(a) of the Agreement.

“Registration Statement” shall nave the meaning as set forth in Section 6.2(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The NASDAQ Stock Market, the Financial Industry Regulatory Authority, Inc., the Georgia Department of Banking and Finance, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Seller Shareholder Vote” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller” shall have the meaning as set forth in the introduction of the Agreement.

“Seller 401(k) Plan” shall have the meaning as set forth in Section 6.9(j) of the Agreement.

“Seller Benefit Plans” shall have the meaning as set forth in Section 3.15(a) of the Agreement.

“Seller Benefit Plan Amendments” shall have the meaning as set forth in Section 6.9(k) of the Agreement.

“Seller’s Board” shall mean the board of directors of Seller.

“Seller Common Stock” means the common stock, par value $0.001 per share, of Seller.

“Seller Contracts” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Seller’s D&O Policy” shall have the meaning as set forth in Section 6.11(b) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “Georgia-Carolina Bancshares, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries and First Bank Subsidiaries.

“Seller ERISA Plan” shall have the meaning as set forth in Section 3.15(a) of the Agreement.

“Seller Exchange Act Reports” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Seller Financial Advisors” means SunTrust Robinson Humphrey, Inc. and FIG Partners

“Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of March 31, 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2014, and for each of the three fiscal years ended December 31, 2013, as filed in amended form by Seller in Exchange Act Documents, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to March 31, 2014.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees.

“Seller Options” shall have the meaning as set forth in Section 2.4(a) of the Agreement.

“Seller Pension Plan” shall have the meaning as set forth in Section 3.15(a) of the Agreement.

“Seller Recommendation” shall have the meaning as set forth in Section 6.1(a) of the Agreement.

“Seller Regulatory Agreement” shall have the meaning as set forth in Section 3.22 of the Agreement.

“Seller Subsidiaries” means the Subsidiaries of Seller, as of the date of this Agreement.

“Seller’s Board” shall mean the board of directors of the Seller.

“Seller’s Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 6.1(a), including any adjournment or adjournments thereof.

“Serviced Mortgage Loans” shall have the meaning as set forth in Section 3.21(e)(i) of the Agreement.

“Servicing Contracts” shall have the meaning as set forth in Section 3.21(e)(i) of the Agreement.

“SERP Amendments” shall have the meaning as set forth in Section 6.9(l) of the Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 2.1(a) of the Agreement.

“State Bank” shall have the meaning as set forth in the introduction of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Seller which the Seller’s Board (after consultation with the Seller Financial Advisors and the Seller’s outside counsel) determines (taking in account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to the Seller’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Support Agreements” shall have the meaning as set forth in the Recitals of the Agreement.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 3.24 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 6.9(j) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 8.3(a) of the Agreement.

“Trading Day” means any day on which shares of Buyer Common Stock are traded, as reported on The NASDAQ Stock Market LLC.

“WARN Act” shall have the meaning as set forth in Section 3.14(c) of the Agreement.

“Willhaven” shall have the meaning as set forth in Section 3.4 of the Agreement.

(b)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

9.2     Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

9.3     Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 6.9 and 6.11.

9.4     Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Requisite Seller Shareholder Vote has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

9.5     Waivers.

(a)     Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)     Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)     The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.7     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:                                                                                    State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

Attention: J. Daniel Speight, Jr.

Copy to Counsel:                                                                 Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: Brennan Ryan, Esq.

Seller:                                                                                     Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, Georgia 30909

Attention: Remer Y. Brinson, III

Copy to Counsel:                                                                 Smith, Gambrell & Russell, LLP

Promenade, Suite 1300

1230 Peachtree Street N.E.

Atlanta, Georgia 30309

Attention: Robert C. Schwartz, Esq.

9.8     Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia.

9.9     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.10     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

9.11     Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

9.12     Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13     Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

STATE BANK FINANCIAL CORPORATION (BUYER)

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chief Executive Officer

GEORGIA-CAROLINA BANCSHARES, INC. (Seller)

By:	/s/ Remer Y. Brinson, III
Remer Y. Brinson, III
President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER